    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ALLAIRE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                          (STATE OR OTHER JURISDICTION
                       OF INCORPORATION OR ORGANIZATION)

                                   41-1830792
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                               ONE ALEWIFE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 761-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 DAVID J. ORFAO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ALLAIRE CORPORATION
                               ONE ALEWIFE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 761-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:
                          ROBERT L. BIRNBAUM, ESQUIRE
                            WILLIAM R. KOLB, ESQUIRE
                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 832-1000
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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
                                                                         PROPOSED          PROPOSED
                                                       AMOUNT            MAXIMUM            MAXIMUM
            TITLE OF EACH CLASS OF                     TO BE          OFFERING PRICE       AGGREGATE          AMOUNT OF
         SECURITIES TO BE REGISTERED                 REGISTERED        PER SHARE(1)    OFFERING PRICE(1)   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..................        376,690           $149.6875       $56,385,784.375        $14,886
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on January 25, 2000.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              ALLAIRE CORPORATION

                         376,690 SHARES OF COMMON STOCK

     The 376,690 shares of our common stock, $.01 par value per share, covered by this prospectus are being offered by certain of our stockholders on a delayed or continuous basis, pursuant to the exercise of registration rights.

     We will not receive any proceeds from the offering. We will bear the costs relating to the registration of the shares being offered by this prospectus (other than selling commissions).

     The selling stockholders (or any pledgees, donees, transferees or other successors in interest of the selling stockholders) may offer the shares, from time to time during the effectiveness of this registration statement, for sale through the Nasdaq National Market, in the over-the-counter market, in one or more negotiated transactions, or through a combination of methods of sale, at prices and on terms then prevailing or at negotiated prices. The selling stockholders may sell the shares through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions.

     Our common stock is listed on the Nasdaq National Market under the symbol "ALLR." On January 25, 2000, the last reported sale price for the common stock on the Nasdaq National Market, was $160.3125 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     ALL SECURITIES TO BE REGISTERED HEREBY ARE TO BE OFFERED BY THE SELLING STOCKHOLDERS.

                The date of this prospectus is January 28, 2000.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED, WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE AS OF THE DATE OF THIS DOCUMENT.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Risk Factors," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by terms such as "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "potential" or "continue" or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement made in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform the statements to actual results.

                                  RISK FACTORS

WE HAVE SUBSTANTIAL NET LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

     Since we began operations, we have incurred substantial net losses in every fiscal year. At September 30, 1999, we had an accumulated deficit of $37.0 million. Although we recorded a small profit for the quarter ended December 31, 1999, we cannot be certain that we will continue to be profitable. Failure to sustain profitability may adversely affect the market price of our common stock. In addition, we have generated relatively small amounts of revenue until recent fiscal quarters, while increasing expenditures in all areas, particularly in sales and marketing and research and development, in order to execute our business plan. Although we have experienced revenue growth in recent periods, the growth has been off of a small base, and it is unlikely that the recent rate of growth is sustainable.

DISAPPOINTING QUARTERLY REVENUE AND OPERATING RESULTS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO FALL.

     Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially.

     Our quarterly revenue may fluctuate for several reasons, including the following:

     - the market for web application servers and packaged e-business applications is in an early stage of development and it is therefore difficult to accurately predict customer demand; and

     - the sales cycle for our products and services varies substantially from customer to customer and, if our average sales price continues to increase as expected, we expect the sales cycle to lengthen. As a result, we have difficulty determining whether and when we will receive license revenue from a particular customer.

     In addition, because our revenue from training and consulting services is largely correlated with our license revenue, a decline in license revenue could also cause a decline in our services revenue in the same quarter or in subsequent quarters. Other factors, many of which are outside our control, could also cause variations in our quarterly revenue and operating results.

     Most of our expenses, such as employee compensation and rent, are relatively fixed. Moreover, our expense levels are based, in part, on our expectations regarding future revenue increases. As a result, any shortfall in revenue in relation to our expectations could cause significant changes in our operating results from quarter to quarter and could result in quarterly losses.

OUR LIMITED OPERATING HISTORY MAKES THE EVALUATION OF OUR BUSINESS AND PROSPECTS DIFFICULT.

     We recorded our first revenue upon delivery of ColdFusion 1.5 to customers in February 1996. Accordingly, we have only a limited operating history on which you can base your evaluation of our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets, particularly those markets which depend on the Internet.

THE DEVELOPMENT OF A MARKET FOR OUR PRODUCTS IS UNCERTAIN.

     If the market for web application servers and packaged e-business applications does not grow at a significant rate, our business, operating results and financial condition will be materially adversely affected. Web technology has been used widely for only a short time, and the market for web application servers and packaged e-business applications is new and rapidly evolving. As is typical for new and rapidly evolving industries, demand for recently introduced products is highly uncertain.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MARKET AND SELL ALLAIRE SPECTRA SUCCESSFULLY.

     We expect that our future financial performance will depend in part on sales of Allaire Spectra. We began commercial shipments of Allaire Spectra in December 1999. Market acceptance of Allaire Spectra will depend on the market for packaged e-business applications and customer demand for the specific functionality of Allaire Spectra. We cannot assure you that either will occur. In addition, we cannot assure you that Allaire Spectra will meet the performance needs or expectations of our customers or that it will be free of significant software defects or bugs. If Allaire Spectra does not meet customer needs or expectations, for whatever reason, our reputation could be damaged, or we could be required to upgrade or enhance the product, which could be costly and time consuming.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF THE INTERNET DOES NOT BECOME A VIABLE AND SUBSTANTIAL COMMERCIAL MEDIUM.

     Our future success will depend upon the widespread adoption of the Internet as a primary medium for commerce and other business applications. If the Internet does not become a viable and substantial commercial medium, our business, operating results and financial condition will be materially adversely affected. The Internet has experienced, and is expected to continue to experience, significant user and traffic growth. This growth has, at times, caused user frustration with slow access and download times. The Internet infrastructure may not be able to support the demands placed on it by continued growth. Moreover, critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication on the Internet. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased activity. As commercial use of the Internet increases, federal, state and foreign agencies could adopt regulations covering issues such as user privacy, content and taxation of products and services. If enacted, government regulations could limit the market for our products and services.

REGULATIONS OR CONSUMER CONCERNS REGARDING PRIVACY ON THE INTERNET COULD LIMIT MARKET ACCEPTANCE OF ALLAIRE SPECTRA.

     The personalization features of Allaire Spectra allows our customers to develop and maintain web user profiles to tailor content to specific users. Profile development involves both data supplied by the user and data derived from the user's web site behavior. Privacy concerns may cause users to resist providing personal data or to avoid web sites that track user behavior. In addition, legislative or regulatory requirements may heighten consumer concerns if businesses must notify web site users that user profile data may be used to direct product promotion and advertising to users. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. The United States may do so in the future. If privacy legislation is enacted or consumer privacy concerns limit the market acceptance of personalization software, our business, financial condition and operating results could be harmed.

     Allaire Spectra uses cookies to track demographic information and user preferences. A cookie is information keyed to a specific user that is stored on a computer's hard drive, typically without the user's knowledge. Cookies are generally removable by the user, although removal could affect the content available on a particular site. A number of governmental bodies and commentators in the United States and abroad have urged passage of laws limiting or abolishing the use of cookies. If such laws are passed or if users begin to delete or refuse cookies as a common practice, market demand for Allaire Spectra could be reduced.

WE COMPETE WITH MICROSOFT WHILE SIMULTANEOUSLY SUPPORTING MICROSOFT
TECHNOLOGIES.

     We currently compete with Microsoft in the market for web application servers and related software products while simultaneously maintaining a working relationship with Microsoft. Microsoft has a longer operating history, a larger installed base of customers and substantially greater financial, distribution, marketing and technical resources than our company. As a result, we may not be able to compete effectively with Microsoft now or in the future, and our business, operating results and financial condition may be materially adversely affected.

     We expect that Microsoft's commitment to and presence in the web application server and related software products market will substantially increase competitive pressure in the market. We believe that Microsoft will continue to incorporate web application server technology into its operating system software and certain of its server software offerings, possibly at no additional cost to its users.

     We believe that we must maintain a working relationship with Microsoft to achieve success. Most of our customers use Microsoft-based operating platforms, so it is critical to our success that our products be closely integrated with Microsoft technologies. Notwithstanding our historical and current support of the Microsoft platform, Microsoft may in the future promote technologies and standards more directly competitive with or not compatible with our technology.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     The web application server and packaged e-business applications market is intensely competitive and rapidly changing. Many of our current and potential competitors have longer operating histories and substantially greater financial, technical, marketing, distribution and other resources than we do and therefore may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. In the portion of the market with the highest product prices, we compete with large web and database platform companies that offer a variety of software products. We also compete with a number of medium-sized and start-up companies that have introduced or that are developing web application servers and packaged e-business applications. In the middle range of the market where product prices are significantly lower, we compete primarily against Microsoft. We expect that additional competitors will enter the market with competing products as the size and visibility of the market opportunity increases. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance.

     If, in the future, a competitor chooses to bundle a competing web application server or packaged e-business application with other products, the demand for our products might be substantially reduced. In addition, new technologies will likely increase the competitive pressures that we face. The development of competing technologies by market participants or the emergence of new industry standards may adversely affect our competitive position. As a result of these and other factors, we may not be able to compete effectively with current or future competitors, which would have a material adverse effect on our business, operating results and financial condition.

OUR FAILURE TO EFFECTIVELY INTEGRATE THE BUSINESSES OF BRIGHT TIGER, LIVE SOFTWARE AND VALTO SYSTEMS MAY ADVERSELY AFFECT OUR BUSINESS.

     On April 12, 1999, we merged with Bright Tiger Technologies, on June 25, 1999, we merged with Live Software, and on December 23, 1999, we merged with Valto Systems. A failure to effectively integrate any of these businesses could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to develop, market and sell the Bright Tiger, Live Software and Valto Systems products successfully. In addition, there can be no assurance that we will be able to retain personnel from these companies.

IF WE ACQUIRE OTHER BUSINESSES, WE WILL BE SUBJECT TO RISKS THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

     From time to time, we may pursue additional acquisitions to obtain complementary products, services and technologies. An acquisition may not produce the revenue, earnings or business synergies that we anticipated, and an acquired product, service or technology might not perform as expected. In pursuing any acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition. If we complete an acquisition, we would probably have to devote a significant amount of management resources to integrate the acquired business with our existing business.

     To pay for an acquisition, we might use our stock or cash. Alternatively, we might borrow money from a bank or other lender. If we use our stock, our stockholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity will be reduced.

OUR FAILURE TO EXPAND OUR SALES FORCE AND DISTRIBUTION CHANNELS WOULD ADVERSELY AFFECT OUR REVENUE GROWTH AND FINANCIAL CONDITION.

     To increase our revenue, we must increase the size of our sales force and the number of our indirect channel partners, including original equipment manufacturers, value-added resellers and systems integrators. A failure to do so could have a material adverse effect on our business, operating results and financial condition. There is intense competition for sales personnel in our business, and there can be no assurance that we will be successful in attracting, integrating, motivating and retaining new sales personnel. Our existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies. In addition, we will need to resolve potential conflicts among our sales force and channel partners.

WE DEPEND ON A SMALL NUMBER OF DISTRIBUTORS FOR A SIGNIFICANT PORTION OF OUR REVENUE.

     We derive a substantial portion of our revenue from a small number of distributors. For the nine months ended September 30, 1999, revenue from the indirect distribution channel accounted for 51% of our total revenue, and one distributor, Ingram Micro, accounted for 37% of total revenue. For the nine months ended September 30, 1998, revenue from our indirect distribution channel accounted for 40% of total revenue and Ingram Micro accounted for 22% of total revenue. The loss of, or a reduction in orders from, Ingram Micro or any other significant distributor could have a material adverse effect on our business, operating results and financial condition.

WE MAY EXPERIENCE LOST OR DELAYED SALES AS OUR SALES CYCLE LENGTHENS.

     A longer sales cycle reduces our ability to forecast revenue levels and may result in lost sales. Any delay or loss in sales of our products could have a material adverse effect on our business, operating results and financial condition, and could cause operating results to vary significantly from quarter to quarter. As we increase our sales and marketing focus on larger sales to businesses and other large organizations, we expect that increased executive-level involvement of information technology officers and other senior managers of our customers will be required. Potential large sales may be delayed, or lost altogether, because we will have to provide a more comprehensive education to prospective customers regarding the use and benefits of our products. Our customers' purchase decisions may be subject to delays over which we may have little or no control, including budgeting constraints, internal purchase approval review procedures and the inclusion or exclusion of our products on customers' approved standards lists.

THE MARKET FOR OUR PRODUCTS IS RAPIDLY CHANGING, AND THE FAILURE OF OUR PRODUCTS TO CONTINUE TO SATISFY THE WEB DEVELOPER COMMUNITY WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     If our products do not continue to satisfy the web developer community or otherwise fail to sustain sufficient market acceptance, our business, operating results and financial condition would be materially adversely affected. We believe that a significant contributing factor to our initial growth has been our ability to create and maintain strong relationships with the community of web developers that initially adopted our products. This community of early adopters demands rapid improvements in the performance, features and reliability of our products, as well as a high level of customer service. Due in part to the emerging nature of the web application server and packaged e-business applications market and the substantial resources available to many market participants, we believe there is a time-limited opportunity to achieve product adoption.

OUR EFFORTS TO DEVELOP BRAND AWARENESS MAY BE UNSUCCESSFUL, WHICH COULD LIMIT OUR ABILITY TO ACQUIRE NEW CUSTOMERS AND GENERATE ONGOING REVENUE GROWTH.

     We believe that developing and maintaining awareness of the "Allaire," "ColdFusion," "HomeSite," "JRun" and "Allaire Spectra" brand names is critical to achieving widespread acceptance of our products. If we fail to promote and maintain our brands or incur significant related expenses, our business, operating results and financial condition could be materially adversely affected. To promote our brands, we may find it necessary to increase our marketing budget or otherwise increase our financial commitment to creating and maintaining brand awareness among potential customers. Although we have obtained a United States registration of the trademark "ColdFusion," we are aware of other companies, including competitors, that use the word "Fusion" in their marks alone or in combination with other words, and we do not expect to be able to prevent third party uses of the word "Fusion" for competing goods and services. For example, NetObjects markets its principal products for designing, building and updating web sites under the names "NetObjects Fusion" and "NetObjects Team Fusion." Competitors that use marks that are similar to our brand names may cause confusion among actual and potential customers, which could prevent us from achieving significant brand recognition.

TO BE COMPETITIVE, WE MUST CONTINUE TO ENHANCE OUR EXISTING PRODUCTS AND DEVELOP NEW PRODUCTS.

     To be competitive, we must develop and introduce product enhancements and new products which increase our customers' ability to develop and deploy web applications. In the past, we have been forced to delay introduction of several new products. If we fail to develop and introduce new products and enhancements successfully and on a timely basis, it could have a material adverse effect on our business, operating results and financial condition.

IF WE ARE UNABLE TO CONTINUE LICENSING TECHNOLOGY FOR OUR PRODUCTS FROM THIRD PARTIES, OUR PRODUCT DEVELOPMENT EFFORTS COULD BE DELAYED.

     We license technology that is incorporated into our products from third parties. The loss of access to this technology could result in delays in our development and introduction of new products or enhancements until equivalent or replacement technology could be accessed, if available, or developed internally, if feasible. These delays could have a material adverse effect on our business, operating results and financial condition. In light of the rapidly evolving nature of web technology and our strategy to pursue industry partnerships, we believe that we will increasingly need to rely on technology from third party vendors, such as Microsoft, which may also be competitors. There can be no assurance that technology from others will continue to be available to us on commercially reasonable terms, if at all.

OUR FAILURE TO PROPERLY MANAGE OUR GROWTH COULD STRAIN OUR RESOURCES AND ADVERSELY AFFECT OUR BUSINESS.

     Our failure to manage our rapid growth could have a material adverse effect on the quality of our products, our ability to retain key personnel and our business, operating results and financial condition. Our revenue increased 156% for the nine months ended September 30, 1999 from the same period in 1998. The number of our employees increased from 93 at January 1, 1998 to 270 at January 1, 2000. To manage future growth effectively we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations.

IF WE LOSE THE SERVICES OF JOSEPH ALLAIRE OR DAVID ORFAO, OUR BUSINESS WOULD SUFFER.

     Our future success depends to a significant degree on the skills, experience and efforts of Joseph J. Allaire, our founder, Chairman of the Board, and Executive Vice President, and David J. Orfao, our President and Chief Executive Officer. The loss of the services of Mr. Allaire or Mr. Orfao could have a material adverse effect on our business, operating results and financial condition. We also depend on the ability of our executive officers and other members of senior management to work effectively as a team. We do not have employment agreements with any of our executive officers, and we do not have any key person life insurance other than for Mr. Allaire and Mr. Orfao.

WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL WE NEED TO SUCCEED.

     Qualified personnel are in great demand throughout the software industry. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel, software engineers and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products or product enhancements. This could have a material adverse effect on our business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY.

     Our success depends to a significant degree upon the protection of our software and other proprietary technology. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition.

     Although we have taken steps to protect our proprietary technology, they may be inadequate. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, we rely in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Moreover, the laws of other countries in which we market our products may afford little or no effective protection of our intellectual property.

     If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

CLAIMS BY OTHER COMPANIES THAT WE INFRINGE THEIR COPYRIGHTS OR PATENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     If any of our products violate third party proprietary rights, we may be required to reengineer our products or seek to obtain licenses from third parties to continue to offer our products. Any efforts to reengineer our products or obtain licenses on commercially reasonable terms may not be successful, and, in any case, would substantially increase our costs and have a material adverse effect on our business, operating results and financial condition. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

     Although we are generally indemnified against claims that third party technology that we license infringes the proprietary rights of others, this indemnification is not always available for all types of intellectual property rights (for example, patents may be excluded) and in some cases the scope of such indemnification is limited. Even if we receive broad indemnification, third party indemnitors are not always well-capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial exposure to us. There can be no assurance that infringement or invalidity claims arising from the incorporation of third party technology in our products, and claims for indemnification from our customers resulting from these claims, will not be asserted or prosecuted against us. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays, all of which could materially adversely affect our business, operating results and financial condition.

     In addition, any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from their business. A party making a claim also could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF OUR PRODUCTS FAIL TO PERFORM
PROPERLY.

     Software products as complex as ours may contain undetected errors or "bugs," which result in product failures or security breaches or otherwise fail to perform in accordance with customer expectations. Errors in certain of our products have been detected after the release of the product. The occurrence of errors could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, or damage to our efforts to build brand awareness, any of which could have a material adverse effect on our business, operating results and financial condition.

WE COULD INCUR SUBSTANTIAL COSTS AS A RESULT OF PRODUCT LIABILITY CLAIMS RELATING TO OUR CUSTOMERS' CRITICAL BUSINESS OPERATIONS.

     Many of the web applications developed and deployed with our products are critical to the operations of our customers' businesses. Any failure in a customer's web application could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

WE MAY BE AFFECTED BY UNEXPECTED YEAR 2000 PROBLEMS.

     Many existing computer systems and software products do not properly recognize dates after December 31, 1999. This "Year 2000" problem could result in miscalculations, data corruption, system failures or disruptions of operations. We are subject to potential Year 2000 problems affecting our products, our internal systems and the systems of our vendors and distributors, any of which could have a material adverse effect on our business, operating results and financial condition. To date, however, we have not experienced significant Year 2000 problems.

     Because ColdFusion, Homesite and JRun do not involve data storage, the ability of a web application built with these products to comply with Year 2000 requirements is largely dependent on whether the database underlying the application is Year 2000 compliant. Therefore, there can be no assurance that web applications developed using our products will comply with Year 2000 requirements. For example, if these products are connected to a database that is not Year 2000 compliant, the information received by the application may be incorrect.

     In addition, there can be no assurance that Year 2000 errors or defects will not be discovered in our internal software systems and, if such errors or defects are discovered, there can be no assurance that the defects or the costs of making such systems Year 2000 compliant will not be material.

     Year 2000 errors or defects in the internal systems maintained by our vendors or distributors could require us to incur significant unanticipated expenses to remedy any problems or replace affected vendors and could reduce our revenue from our indirect distribution channel.

ANTI-TAKEOVER PROVISIONS OF OUR CHARTER AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE OF CONTROL OF OUR COMPANY.

     Our corporate documents and Delaware law contain provisions that might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

     The price of our common stock has been and may continue to be volatile. The price of our common stock may fluctuate significantly in response to a number of events and factors relating to our company, our competitors and the market for our products, such as:

     - quarterly variations in our operating results;

     - announcements of new technological innovations or new products by us or our competitors;

     - changes in financial estimates and recommendations by securities analysts; and

     - news relating to trends in our markets.

     In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.

     Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

                                    ALLAIRE

     We develop, market and support Web application servers and related software products that enable the development and deployment of sophisticated e-business Web sites and applications. Our products interoperate with emerging Web application technologies as well as key enterprise information systems technologies, and include features and tools that increase the productivity of Web developers. With the introduction of our new Allaire Spectra product, we provide both a Web application server and advanced content management, commerce and personalization capabilities in a packaged e-business application. Our products are designed to enable businesses such as Williams-Sonoma, Kaiser Permanente and autobytel.com to build and manage large-scale, content-rich, transaction-oriented Web sites and applications.

     A Web application server is a software program that hosts Web applications and enables access to these applications through Web browsers, client hardware devices and other applications. A Web application server also enables hosted applications to access a company's servers and other internal systems. The Web application server is the software technology that is central to the Web as a computing platform, much as the operating system is central software technology to desktop computing. According to Forrester Research, the market for Web application servers will triple from $692 million in 1999 to $2.1 billion in 2002. We believe that the central technology role of Web application servers places leading Web application server vendors in a strong position to sell related software products. This additional software includes development tools, management products and packaged e-business applications.

     We were incorporated in Minnesota on February 1, 1996 as the successor to a Minnesota limited liability company and reincorporated in Delaware on April 25, 1997. Our principal executive offices are located at One Alewife Center, Cambridge, Massachusetts 02140. Our telephone number at that location is (617) 761-2000.

     "ColdFusion", "HomeSite" and "Bright Tiger" are federally registered trademarks of Allaire. We have applied for federal registration of the trademarks "Allaire" and "Allaire Spectra". The Allaire, ColdFusion, HomeSite and JRun logos are trademarks of Allaire. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                              SELLING STOCKHOLDERS

     The shares covered by this prospectus are being offered for sale from time to time during the period of effectiveness of this registration statement for the accounts of the selling stockholders set forth below. Each of the selling stockholders acquired the shares being offered hereunder pursuant to either:

     - an Agreement and Plan of Merger, dated June 14 1999, among Allaire, Sprint Acquisition Corp., a Delaware corporation, and Live Software, Inc., a California corporation; or

     - an Agreement and Plan of Merger, dated December 23, 1999, among Allaire, VSI Acquisition Corp., a Massachusetts corporation, and Valto Systems, Inc., a Massachusetts corporation.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. We have agreed to use our best efforts to keep such registration statement effective until December 23, 2000, or, if earlier, until the distribution contemplated in this prospectus has been completed.

     The table below sets forth, as of January 18, 2000, certain information regarding the beneficial ownership of each selling stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. We have calculated the percentage beneficially owned based upon the 13,402,847 shares of common stock outstanding as of January 18, 2000.

     We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered in connection with this prospectus. Because the selling stockholders may offer all of some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we can not estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

     This registration statement will also cover any additional shares of common stock that become issuable in connection with the shares registered for sale under this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.

                                                 SHARES                              SHARES TO BE
                                           BENEFICIALLY OWNED                        BENEFICIALLY
                                           PRIOR TO OFFERING      NUMBER OF      OWNED AFTER OFFERING
                                           ------------------    SHARES BEING    --------------------
NAME                                       NUMBER     PERCENT      OFFERED        NUMBER     PERCENT
----                                       -------    -------    ------------    --------    --------
Paul Colton..............................  380,430      2.8%       190,215       190,215       1.4%
James DeLapa.............................   22,825        *         10,568        12,257         *
Barbara Duchesne.........................   90,000        *         45,000        45,000         *
Shannon Gillikin.........................   21,135        *         10,568        10,567         *
Tim Gelinas..............................   21,135        *         10,568        10,567         *
David Kenyon.............................    5,284        *          2,642         2,642         *
Imre Kifor...............................  135,000      1.0%        67,500        67,500         *
David Pool...............................   79,257        *         39,629        39,628         *

---------------
* Less than 1%

     The following selling stockholders have had during the past three years the following material relationships with us or any of our predecessors or affiliates:

     - Paul Colton was a director and an officer of Live Software, Inc.;

     - James DeLapa and David Pool were directors of Live Software, Inc.;

     - Shannon Gillikin was an officer of Live Software, Inc.;

     - Barbara Duchesne was a director of Valto Systems, Inc.; and

     - Imre Kifor was a director and an officer of Valto Systems, Inc.

     Of the total shares of common stock listed as owned beneficially by the selling stockholders, 75,340 of the shares are held in escrow accounts to secure their indemnification obligations to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to each of the selling stockholders in accordance with the terms of the merger agreement pursuant to which the selling stockholder acquired his or her shares. The number of shares indicated as owned by each selling stockholder includes those shares (representing approximately 10% of the number of shares beneficially owned by each selling stockholder) which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock offered in connection with this prospectus by the selling stockholders.

                              PLAN OF DISTRIBUTION

     The shares may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commission received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the prospectus.

     If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(c) under the Securities Act, disclosing the following information:

     - the name of each selling stockholder and of the participating broker-dealer(s);

     - the number of shares involved;

     - the price at which such shares were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     - other facts material to the transaction.

     We have agreed to pay the expenses incurred in connection with preparing and filing the registration statement and this prospectus (other than selling commissions). We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for our company by Foley, Hoag & Eliot LLP of Boston, Massachusetts.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated in this Prospectus by reference to the Registration Statement on Form S-1 filed on September 15, 1999, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the Commission. For further information with respect to us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, you should refer to the copy of the contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each such statement is qualified in all respects by reference to such exhibit.

     You may read any document that we have filed or will file with the Commission without charge at the public reference facilities maintained by the Commission at the following locations:

MAIN OFFICE                                     REGIONAL OFFICES
-----------                                     ----------------

Room 1024                                       Suite 1400
Judiciary Plaza                                 500 West Madison Street
450 Fifth Street, N.W.,                         Chicago, Illinois 60661
Washington, D.C. 20549                          7 World Trade Center
                                                Thirteenth Floor
                                                New York, New York 10048

     You may obtain copies of all or any portion of the documents that we file with the Commission from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. Our filings are also available to the public on the Commission's Website at http://www.sec.gov.

     Our common stock is traded on the Nasdaq National Market. Reports and other information concerning our company may be inspected at the National Association of Securities Dealers, Inc., 1725 K Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we later file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     (a) Our annual report on Form 10-K for the fiscal year ended December 31, 1998;

     (b) Our quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     (c) Our current reports on Form 8-K dated April 27, 1999 (as amended on June 15, 1999) and September 3, 1999; and

     (d) Our registration statement on Form S-1 (File No. 333-86568) as declared effective by the Commission on September 28, 1999.

     (e) the description of our common stock contained in the registration statement on Form 8-A filed with the Commission on January 15, 1999 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings at no cost by writing or calling us at the following address and telephone number:

        Allaire Corporation
        One Alewife Center
        Cambridge, MA 02140
        Attention: Chief Financial Officer
        (617) 761-2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.........  $14,886
Legal fees and expenses.....................................   25,000
Accounting fees and expenses................................    5,000
Printing, EDGAR formatting and mailing expenses.............    4,000
Miscellaneous...............................................    1,114
                                                              -------
  Total.....................................................  $50,000
                                                              =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article Sixth of Allaire's Amended and Restated Certificate of Incorporation (the "Certificate") provides that Allaire shall indemnify each person who at any time is, or shall have been, a director or officer of Allaire and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Allaire, or is or was serving at the request of Allaire as a director, officer, trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of Article Sixth of the Certificate shall deprive a director or officer of the benefit thereof with respect to any act or failure occurring prior to such amendment or repeal.

     Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. Article Seventh of the Certificate provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of Allaire shall be personally liable to Allaire or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of Allaire. No amendment to or repeal of the provisions of Article Seventh shall apply to or have any effect on the liability or the alleged liability of any director of Allaire with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article Seventh is to limit or eliminate the potential liability of Allaire's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

     Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We have procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of Allaire against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and

(b) insures Allaire against losses (above a deductible amount) arising from any such claims, but only if Allaire is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Certificate or its By-Laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information is furnished with regard to all securities sold by Allaire since February 1996 which were not registered under the Securities Act.

  (a) Issuances of Common Stock by Allaire Minnesota.

     From February 1996 through January 1997, Allaire Corp., a Minnesota corporation ("Allaire Minnesota"), issued and sold an aggregate of 2,000,000 shares of its Common Stock for consideration valued at $51,690.

  (b) Issuances of Preferred Stock by Allaire Minnesota.

     From June 1996 through March 1997, Allaire Minnesota issued and sold an aggregate of 56,557 shares of its Series A Convertible Preferred Stock, for aggregate consideration of $255,165. From June 1996 through March 1997, Allaire Minnesota also issued and sold an aggregate of 514,306 shares of its Series B Convertible Preferred Stock, for aggregate consideration of $2,324,664. In December 1996, Allaire Minnesota issued and sold an aggregate of 84,600 shares of its Series C Preferred Stock, for aggregate consideration of $499,986.

  (c) Grants and Exercises of Allaire Minnesota's Stock Options.

     From June 1996 through April 1997, Allaire Minnesota issued options to purchase an aggregate of 1,086,800 shares of its Common Stock, and sold 1,250 shares of its Common Stock pursuant to the exercise of such options for aggregate consideration of $1,250. On April 25, 1997 Allaire Minnesota was reincorporated as a Delaware corporation through the merger of Allaire Minnesota into Allaire. Pursuant to the reincorporation merger, each share of Common Stock of Allaire Minnesota was automatically changed and converted into two shares of Common Stock of Allaire. Each share of Series A, B and C Convertible Preferred Stock of Allaire Minnesota was automatically changed and converted into one share of the corresponding series of Allaire's Convertible Preferred Stock. Each share of Allaire's Series A, B and C Convertible Preferred Stock issued pursuant to the reincorporation merger automatically changed and converted into two shares of Allaire's Common Stock upon the closing of Allaire's initial public offering in January 1999. Also pursuant to the reincorporation merger, each option to purchase one share of Common Stock of Allaire Minnesota was automatically converted and changed into an option to purchase two shares of Allaire's Common Stock.

  (d) Issuances of Common Stock by Allaire.

     From January 1998 through April 22, 1999, Allaire issued and sold 1,438,019 shares of its Common Stock for aggregate consideration of $546,245. In April 1999, in order to acquire Bright Tiger Technologies Inc., Allaire issued and sold 288,583 shares of its Common Stock. In June 1999, in order to acquire Live Software, Inc., Allaire issued and sold 528,376 shares of its Common Stock. In December, 1999, in order to acquire Valto Systems, Inc., Allaire issued and sold 225,000 shares of its Common Stock.

  (e) Issuances of Preferred Stock by Allaire.

     On December 7, 1998, Allaire issued and sold 31,250 shares of Series A Convertible Preferred Stock for aggregate consideration of $500,000. Each of these 31,250 shares of Series A Convertible Stock automatically changed and converted into one share of Allaire's Common Stock upon the closing of Allaire's initial public offering. In February 1998, Allaire issued and sold 656 shares of Series A Convertible Preferred Stock, for aggregate consideration of $5,250. Each of these 656 shares of Series A Convertible Preferred Stock automatically changed and converted into one share of Allaire's Common Stock upon the closing of Allaire's initial public offering. In May and June 1997, Allaire issued and sold 2,336,909 shares of Series D Convertible Preferred Stock, for aggregate consideration of $9,347,636. Each share of Series D Convertible Preferred

Stock automatically changed and converted into one share of the Company Common Stock upon the closing of Allaire's initial public offering.

  (f) Grants of Allaire's Stock Options.

     From April 1997 through April 22, 1999, Allaire granted options to purchase an aggregate of 1,911,610 shares of its Common Stock, exercisable at a weighted average exercise price of $15.17 per share.

     The issuances described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting discounts or commissions were paid.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 4.1  Amended and Restated Certificate of Incorporation (filed as
      Exhibit 3.3 to the Company's Registration Statement on Form
      S-1 (File No. 333-68639) and incorporated herein by reference)
 4.2  Amended and Restated By-Laws of the Company (filed as
      Exhibit 3.5 to the Company's Registration Statement on Form
      S-1 (File No. 333-68639) and incorporated herein by reference)
 5.1  Opinion of Foley, Hoag & Eliot LLP
23.1  Consent of PricewaterhouseCoopers LLP
23.2  Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
24.1  Power of Attorney (contained on the signature page)

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table upon effectiveness hereof;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 28th day of January, 2000.

                                          ALLAIRE CORPORATION

                                          By:      /s/ DAVID J. ORFAO
                                            ------------------------------------
                                                       David J. Orfao
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Joseph J. Allaire, David J. Orfao and David A. Gerth, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
               /s/ JOSEPH J. ALLAIRE                 Chairman of the Board of          January 28, 2000
---------------------------------------------------    Directors and Executive Vice
                 Joseph J. Allaire                     President, Products

                /s/ DAVID J. ORFAO                   President, Chief Executive        January 28, 2000
---------------------------------------------------    Officer and Director
                  David J. Orfao                       (principal executive officer)

                /s/ DAVID A. GERTH                   Vice President, Finance and       January 28, 2000
---------------------------------------------------    Operations, Treasurer and
                  David A. Gerth                       Chief Financial Officer
                                                       (principal financial and
                                                       accounting officer)

               /s/ JONATHAN A. FLINT                 Director                          January 28, 2000
---------------------------------------------------
                 Jonathan A. Flint

                /s/ JOHN J. GANNON                   Director                          January 28, 2000
---------------------------------------------------
                  John J. Gannon

               /s/ THOMAS A. HERRING                 Director                          January 28, 2000
---------------------------------------------------
                 Thomas A. Herring

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1     Amended and Restated Certificate of Incorporation (filed as
          Exhibit 3.3 to the Company's Registration Statement on Form
          S-1 (File No. 333-68639) and incorporated herein by
          reference)
  4.2     Amended and Restated By-Laws of the Company (filed as
          Exhibit 3.5 to the Company's Registration Statement on Form
          S-1 (File No. 333-68639) and incorporated herein by
          reference)
  5.1     Opinion of Foley, Hoag & Eliot LLP
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2     Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
 24.1     Power of Attorney (contained on the signature page)